Exhibit 99.1

LYNX ANNOUNCES ITS FINANCIAL RESULTS FOR THIRD QUARTER 2003
– HIGHLIGHTED BY REVENUE GROWTH AND POSITIVE OPERATING RESULTS–

HAYWARD, CA – November 13, 2003 – Lynx Therapeutics, Inc. (Nasdaq: LYNX) today reported operating income of $2.4 million for the quarter ended September 30, 2003, as compared to an operating loss of $2.1 million for the same period in 2002. Lynx’s net income was $1.8 million, or $0.38 per diluted share, for the quarter ended September 30, 2003, as compared to a net loss of $3.3 million, or $(0.80) per share, for the 2002 period.

“Our operating performance in the third quarter of 2003 reflects higher genomics revenues and continued aggressive management of our expenses,” said Kevin P. Corcoran, Lynx’s President and Chief Executive Officer. “The growth in our third quarter 2003 revenues to $8.3 million was due primarily to revenue recognized under our collaboration with Takara Bio, including the sale to them of three MPSS™ instruments. We continue to focus on building revenues through increasing the number of Massively Parallel Signature Sequencing, or MPSS™, analyses we perform for our customers.”

Mr. Corcoran continued, “We are pleased by the recent announcements of new multi-million dollar genomics discovery services agreements with DuPont, which builds on the successes achieved under our present 5-year relationship initiated with them in 1998, and with the University of Delaware to characterize gene expression patterns in the crop plant rice.”

Mr. Corcoran added, “We ended the third quarter with approximately $6.4 million in cash, which included approximately $2.9 million in net proceeds from a financing that we completed during the third quarter. While our primary goal remains to improve our financial position and fund our operations through payments to us under existing and prospective relationships with customers, collaborators and licensees, we continue to consider various other financing options.”

Revenues for the third quarter of 2003 were $8.3 million and included technology access and service fees of $7.2 million and collaborative research and other revenues of $1.0 million, primarily from the sale of MPSS™ instruments to Takara Bio Inc. (“Takara Bio”). Revenues of $4.8 million for the same period in 2002 included technology access and service fees of $4.7 million. Lynx’s revenues have historically fluctuated from quarter to quarter and year to year and may continue to fluctuate in future periods due primarily to the nature of its MPSS™ service fees. These fees are impacted principally by the timing and number of biological samples received from customers and collaborators and the timing of Lynx’s performance of related analyses on these samples.

Operating costs and expenses were $5.8 million for the quarter ended September 30, 2003, compared to $6.9 million for the same period in 2002. For the 2003 quarter, cost of services fees and other was $1.5 million, compared to $1.2 million for the corresponding period in 2002, and reflects the costs of providing our genomics discovery services. In the 2003 quarter, cost of service fees and other includes also the cost of MPSS™ instruments sold to Takara Bio.

Research and development expenses were $3.0 million for the 2003 quarter, compared to $4.3 million for the corresponding period in 2002. The decrease in research and development expenses in 2003 reflects a decrease in materials consumed in research and development efforts and lower personnel expenses, primarily resulting from the workforce reductions that occurred in the first quarter of 2003 and the second quarter of 2002. General and administrative expenses were $1.3 million for the three-month period ended September 30, 2003, compared to $1.4 million for the corresponding period in 2002.

Lynx recorded non-cash, non-operating expense of $0.4 million in the third quarter of 2003 related primarily to a loss recorded on the sale of certain fixed assets no longer used in its Lynx Therapeutics GmbH operations in Germany, and $1.1 million in the comparable 2002 period related primarily to Lynx’s pro-rata share of the net loss of Axaron Bioscience AG.

Nine Months Ended September 30

For the nine months ended September 30, 2003, Lynx had an operating loss of $2.5 million, as compared to an operating loss of $10.9 million for the same period in 2002. Lynx’s net loss was $5.0 million, or $(1.07) per share, for the nine months ended September 30, 2003, as compared to a net loss of $12.5 million, or $(3.97) per share, for the 2002 period.

Revenues for the nine months ended September 30, 2003 were $16.1 million, compared to revenues of $12.7 million for the corresponding nine-month period of 2002. Revenues for the 2003 period included technology access fees and service fees of $14.8 million and collaborative and other revenues of $1.3 million, primarily from the sale of MPSS™ instruments to Takara Bio. Revenues for the nine-month period in 2002 included technology access fees and service fees of $9.7 million and collaborative and other revenues of $3.0 million, including $2.6 million from the sale of certain technology assets.

Operating costs and expenses, excluding the restructuring charge of $0.3 million that comprised primarily severance charges for former Lynx employees affected by the workforce reduction in the first quarter of 2003, were $18.4 million for the nine months ended September 30, 2003, compared to $23.1 million for the same period in 2002, excluding the restructuring charge of $0.5 million that comprised primarily severance charges for former Lynx employees affected by the workforce reduction in that period. For the nine-month period in 2003, cost of services fees and other was $3.6 million, compared to $1.9 million for the corresponding period in 2002, and reflects primarily the costs of providing our genomics discovery services. In the 2003 period, cost of service fees and other includes also the cost of MPSS™ instruments sold to Takara Bio.

Research and development expenses were $9.7 million for the 2003 period, compared to $16.6 million for the corresponding period in 2002. The lower research and development expenses in 2003 reflect a decrease in materials consumed in research and development efforts and lower personnel expenses, resulting primarily from the workforce reductions that occurred in the first quarter of 2003 and the second quarter of 2002. General and administrative expenses were $5.0 million for the nine-month period ended September 30, 2003, compared to $4.6 million for the corresponding period in 2002. The increase in general and administrative expenses in 2003 over the same period in 2002 reflects primarily expenses for outside services in support of our commercial and business development efforts.

Lynx recorded non-cash, non-operating expense of $1.7 million for the nine months ended September 30, 2003 and $2.5 million in the comparable 2002 period related to its pro-rata share of the net loss of Axaron Bioscience AG. The other non-operating expense amount for the 2003 period related primarily to the loss recorded on the sale of certain fixed assets no longer used in Lynx Therapeutics GmbH operations in Germany. Other income in the nine-month period of 2002 was related primarily to the gain on the sale of an equity investment in Inex Pharmaceuticals Corporation.

As of September 30, 2003, Lynx had cash and cash equivalents of $6.4 million, including restricted cash of $0.9 million.

COLLABORATIONS AND AGREEMENTS

To date in 2003, Lynx has added the following customers to its genomics business, in line with its commercialization strategies and tactics for establishing MPSS™ as the technology of choice in systems biology applications. In general, Lynx will perform genomics discovery services to generate comprehensive and quantitative gene expression profiles for the following customers in the areas and/or for the purposes noted below:

Pfizer: Cell samples from normal and disease-affected patients in an effort to provide information on specific genes involved in disease progression.

Millennium Pharmaceuticals: To identify cell-specific gene markers for a certain blood cell type and to evaluate gene expression patterns from RNA in peripheral blood monocytes in response to treatments with specific compounds.

IBM and Institute for Systems Biology: Samples from human immune system cells to study how such cells respond to infectious diseases.

Institute for Systems Biology: Prostate cancer samples to develop a systems biology approach to understanding cancer.

National Institute on Aging: Human stem cell samples to understand the underlying principles of normal as well as abnormal cell differentiation, which research may lead to the development of novel approaches for prevention and treatment of many diseases including Alzheimer’s and Parkinson’s, spinal cord injuries, stroke and heart disease.

Genome Institute of Singapore: Human, mouse and fish tissue samples to provide a more complete picture of the activity of all genes that are critically important in normal development and in disease.

University of Delaware: Rice samples to define the patterns and levels of gene expression in the rice genome to advance researchers’ understanding of rice molecular biology and genetic factors controlling important agronomical traits.

Northeastern University: Antarctic icefish samples for the potential discovery of genes involved in red and white blood cell development, which research may lead to new treatments and diagnostic probes for anemia, neutropenia and leukemia.

Innovative Dairy Products: Mammary tissue of three diverse animal systems in an attempt to accelerate research in dairy genetics, particularly with regard to lactation performance.

International Livestock Research Institute: Certain livestock parasites and the arthropod vectors that are responsible for transmission of these pathogens, including ticks and tsetse flies.

Financial Guidance

Revenues

Assuming sufficient funding for its operations, Lynx estimates that its total revenues in fiscal 2003 will be approximately $18 to $19 million. The level of revenues for 2003 will depend primarily on Lynx’s MPSS™ service fees, which are impacted principally by the timing and number of biological samples received from existing customers and collaborators, as well as Lynx’s performance of related analyses on these samples. Additionally, the number, type and timing of new collaborations and agreements and the related demand for, and delivery of, Lynx’s services or products will impact the level of future revenues.

Conference Call

Related to this announcement, Lynx will host a conference call on Thursday, November 13, 2003 at 2:00 p.m. PT / 5:00 p.m. ET. To participate in this call, dial: (800) 967-7134 (U.S./Canada) or (719) 457-2625 (International) shortly before 2:00 p.m. PT / 5:00 p.m. ET. A replay of the call will also be available until midnight, Thursday, November 20, 2003. To access the replay, dial: (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International), followed by the conference ID number 562037. The conference call and replay are open to all interested parties.

About Lynx

Lynx is a leader in the development and application of novel genomics analysis solutions that provide comprehensive and quantitative digital gene expression information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. These solutions are based on Megaclone™ and MPSS™, Lynx’s unique and proprietary cloning and sequencing technologies. For more information, visit Lynx’s web site at www.lynxgen.com.

This press release contains “forward-looking” statements, including statements related to the potential success under existing customer, collaboration and license arrangements, the expansion and success of Lynx’s commercial applications of its genomics technologies and financial guidance, including estimated future revenues. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “feels,” “anticipates,” “plans,” “predicts,” “expects,” “estimates,” “intends,” “will,” “continue,” “may,” “should” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002, as amended. Lynx does not undertake any obligation to update forward-looking statements.

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Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues:
Technology access and service fees	$7,236	$4,707	$14,803	$9,684
Collaborative research and other	1,036	126	1,318	3,024

Total revenues	8,272	4,833	16,121	12,708
Operating costs and expenses:
Cost of service fee and other	1,518	1,170	3,619	1,905
Research and development	2,988	4,321	9,749	16,614
General and administrative	1,325	1,428	5,003	4,570
Restructuring charge for workforce reduction	—	—	292	530

Total operating costs and expenses	5,831	6,919	18,663	23,619

Income (Loss) from operations	2,441	(2,086)	(2,542)	(10,911)
Equity in net income (loss) of related party	17	(997)	(1,699)	(2,505)
Other income (expense), net	(445)	(89)	(573)	698
Income tax provision (benefit)	200	102	202	(208)

Net income (loss)	$1,813	$(3,274)	$(5,016)	$(12,510)

Basic net income (loss) per share(a)	$0.39	$(0.80)	$(1.07)	$(3.97)

Diluted net income (loss) per share(a)	$0.38	$(0.80)	$(1.07)	$(3.97)

Shares used in basic net income (loss) per share(a)	4,703	4,082	4,670	3,149

Shares used in diluted net income (loss) per share (a)	4,815	4,082	4,670	3,149

(a)	Shares used in the computation of net income (loss) per share for all periods shown above reflect the effect of the 1-for-7 reverse split of Lynx’s common stock completed on January 15, 2003.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2003	2002(b)

	(unaudited)
Assets
Cash and cash equivalents, including restricted cash	$6,358	$11,735
Accounts receivable	350	836
Other current assets	1,484	1,744

Total current assets	8,192	14,315
Property and equipment, net	12,129	15,570
Other assets	528	2,102

Total assets	$20,849	$31,987

Liabilities and Stockholders’ Equity
Current liabilities	$3,415	$4,332
Deferred revenue — current	926	2,926

Total current liabilities	4,341	7,258
Deferred revenue — noncurrent	5,478	10,634
Noncurrent liabilities	1,087	2,039
Stockholders’ equity	9,943	12,056

Total liabilities and stockholders’ equity	$20,849	$31,987

(b)	The balance sheet amounts as of December 31, 2002 have been derived from audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.